MG Small Cap Fund 10f3

Transactions Q1 2000




	Security Purchased    	Comparison Security    	Comparison Security
Issuer	PSI Technologies Inc.	Daleen Tech. Inc.	Be Free Inc.
Underwriters

Chase, FleetBoston Robertson Stephens, Thomas Weisel Partners, Banc of America, Bear Stearns, CIBC World Markets, DBAB, DLJ, ING Barings, Wit SoundView, Warburg Dillon Read, Adams Harkness Hill, Advest, Wm Blair, E*Offering, Needham, Raymond James, Stephens, US Bancorp Piper Jaffray

		Robertson Stephens, DLJ, Hambrecht & Quist, etc.	DLJ, Hambrecht & Quist, Dain Rauscher Wessels, DLJDirect, etc.
Years of continuous operation, including predecessors	>3	>3	>3
Security	PSIT	DALN	BFRE
Is the affiliate a manager or co-manager of offering?	No	No	No
Name of underwriter or dealer from which purchased	Chase H&Q	n/a	n/a
Firm commitment?	Yes	Yes	Yes
Trade date/Date of Offering	3/15/2000	9/30/1999	11/3/1999

Total dollar amount of offering sold to QIBs	$ -	$ -	$ -
Total dollar amount of any concurrent public offering	$ 56,000,000.00	$ 49,200,000	$ 67,200,000
Total	$ 56,000,000.00	$ 49,200,000	$ 67,200,000

Public offering price	16.00	12.00	12.00
Price paid if other than public offering price	-	n/a	n/a
Underwriting spread or commission	$ 1.12 (7%)	$ 0.84 (7%)	$ 0.84 (7%)

Shares purchased	300	n/a	n/a
$ amount of purchase	$ 4,800.00	n/a	n/a

% of offering purchased by fund	0.009%	n/a	n/a
% of offering purchased by associated funds*	0.020%	n/a	n/a
Total (must be less than 25%)	0.029%	n/a	n/a
* DeAM Small Cap Equity